Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Prospectus Supplement No. 1 of our report dated January 25, 2012 relating to the consolidated financial statements and financial statement schedule, which appears in Crossroads Systems, Inc.’s Annual Report on Form 10-K for the year ended October 31, 2011.

/s/ PMB Helin Donovan, LLP

Austin, TX

January 31, 2012